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                            AGREEMENT AND PLAN OF MERGER
                                        AND
                                   REORGANIZATION


                                       AMONG


                                   MEGABIOS CORP.
                              A DELAWARE CORPORATION;


                           MONTANA ACQUISITION SUB, INC.,
                              A DELAWARE CORPORATION;


                                        AND


                                GENEMEDICINE, INC.,
                               A DELAWARE CORPORATION





                      --------------------------------------

                            DATED AS OF OCTOBER 24, 1998

                      --------------------------------------


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                                  EXECUTION COPY
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                                  TABLE OF CONTENTS
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                                                                             PAGE
SECTION 1. DESCRIPTION OF TRANSACTION . . . . . . . . . . . . . . . . . . . . . 1

      1.1  Merger of Merger Sub into the Company. . . . . . . . . . . . . . . . 1

      1.2  Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . . . 1

      1.3  Closing; Effective Time. . . . . . . . . . . . . . . . . . . . . . . 1

      1.4  Certificate of Incorporation and Bylaws; Directors and
            Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

      1.5  Conversion of Shares . . . . . . . . . . . . . . . . . . . . . . . . 2

      1.6  Stock Options and Warrants . . . . . . . . . . . . . . . . . . . . . 3

      1.7  Closing of the Company's Transfer Books. . . . . . . . . . . . . . . 3

      1.8  Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . 3

      1.9  Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . 5

      1.10 Further Action . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. . . . . . . . . . . . 5

      2.1  Due Organization; Subsidiaries; Etc  . . . . . . . . . . . . . . . . 5

      2.2  Certificate of Incorporation and Bylaws. . . . . . . . . . . . . . . 6

      2.3  Capitalization, Etc. . . . . . . . . . . . . . . . . . . . . . . . . 6

      2.4  SEC Filings; Financial Statements. . . . . . . . . . . . . . . . . . 8

      2.5  Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . . . 8

      2.6  Leasehold; Equipment . . . . . . . . . . . . . . . . . . . . . . . .10

      2.7  Title to Assets. . . . . . . . . . . . . . . . . . . . . . . . . . .11

      2.8  Payments Under Corporate Partnering Agreements . . . . . . . . . . .11

      2.9  Proprietary Assets . . . . . . . . . . . . . . . . . . . . . . . . .11

      2.10 Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13

      2.11 Year 2000 Liabilities. . . . . . . . . . . . . . . . . . . . . . . .14

      2.12 Compliance with Legal Requirements . . . . . . . . . . . . . . . . .15

      2.13 Certain Business Practices . . . . . . . . . . . . . . . . . . . . .15

      2.14 Governmental Authorizations. . . . . . . . . . . . . . . . . . . . .15

      2.15 Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . .15

      2.16 Employee and Labor Matters; Benefit Plans. . . . . . . . . . . . . .16

      2.17 Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . .19

      2.18 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19

                                        i.
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                                  TABLE OF CONTENTS
                                     (CONTINUED)
                                                                             PAGE

      2.19 Transactions with Affiliates . . . . . . . . . . . . . . . . . . . .19

      2.20 Legal Proceedings; Orders  . . . . . . . . . . . . . . . . . . . . .19

      2.21 Authority; Binding Nature of Agreement . . . . . . . . . . . . . . .20

      2.22 No Existing Discussions  . . . . . . . . . . . . . . . . . . . . . .20

      2.23 Vote Required. . . . . . . . . . . . . . . . . . . . . . . . . . . .20

      2.24 Non-Contravention; Consents. . . . . . . . . . . . . . . . . . . . .20

      2.25 Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . .21

      2.26 Financial Advisor. . . . . . . . . . . . . . . . . . . . . . . . . .21

      2.27 Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . .22

      2.28 Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .22

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. . . . . . .22

      3.1  Due Organization; Subsidiaries; Etc. . . . . . . . . . . . . . . . .23

      3.2  Certificates of Incorporation and Bylaws . . . . . . . . . . . . . .23

      3.3  Capitalization, Etc. . . . . . . . . . . . . . . . . . . . . . . . .23

      3.4  SEC Filings; Financial Statements. . . . . . . . . . . . . . . . . .25

      3.5  Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . . .26

      3.6  Leasehold; Equipment . . . . . . . . . . . . . . . . . . . . . . . .27

      3.7  Title to Assets. . . . . . . . . . . . . . . . . . . . . . . . . . .28

      3.8  Payments Under Corporate Partnering Agreements . . . . . . . . . . .28

      3.9  Proprietary Assets . . . . . . . . . . . . . . . . . . . . . . . . .28

      3.10 Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30

      3.11 Year 2000 Liabilities. . . . . . . . . . . . . . . . . . . . . . . .31

      3.12 Compliance with Legal Requirements . . . . . . . . . . . . . . . . .32

      3.13 Certain Business Practices . . . . . . . . . . . . . . . . . . . . .32

      3.14 Governmental Authorizations. . . . . . . . . . . . . . . . . . . . .32

      3.15 Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . .32

      3.16 Employee and Labor Matters; Benefit Plans. . . . . . . . . . . . . .33

      3.17 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . .34

      3.18 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .35

                                    ii.
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                                  TABLE OF CONTENTS
                                     (CONTINUED)
                                                                             PAGE

      3.19 Transactions with Affiliates . . . . . . . . . . . . . . . . . . . .35

      3.20 Legal Proceedings; Orders. . . . . . . . . . . . . . . . . . . . . .35

      3.21 Authority; Binding Nature of Agreement . . . . . . . . . . . . . . .36

      3.22 Non-Contravention; Consents. . . . . . . . . . . . . . . . . . . . .36

      3.23 Vote Required. . . . . . . . . . . . . . . . . . . . . . . . . . . .37

      3.24 Valid Issuance . . . . . . . . . . . . . . . . . . . . . . . . . . .37

      3.25 Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . .37

      3.26 Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . .37

      3.27 Financial Advisor. . . . . . . . . . . . . . . . . . . . . . . . . .38

      3.28 Interim Operations of Merger Sub . . . . . . . . . . . . . . . . . .38

SECTION 4. CERTAIN COVENANTS OF THE COMPANY . . . . . . . . . . . . . . . . . .38

      4.1  Operation of the Company's Business. . . . . . . . . . . . . . . . .38

      4.2  No Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . . .40

      4.3  Conversion of Series B Preferred Stock . . . . . . . . . . . . . . .41

SECTION 5. CERTAIN COVENANTS OF PARENT  . . . . . . . . . . . . . . . . . . . .41

      5.1  Operation of the Parent's Business . . . . . . . . . . . . . . . . .41

SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES. . . . . . . . . . . . . . . . .42

      6.1  Registration Statement; Joint Proxy Statement/Prospectus . . . . . .42

      6.2  Company Stockholders' Meeting. . . . . . . . . . . . . . . . . . . .43

      6.3  Parent Stockholders' Meeting . . . . . . . . . . . . . . . . . . . .44

      6.4  Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . .45

      6.5  Stock Options. . . . . . . . . . . . . . . . . . . . . . . . . . . .45

      6.6  Form S-8.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46

      6.7  Indemnification of Officers and Directors. . . . . . . . . . . . . .46

      6.8  Tax Free Reorganization. . . . . . . . . . . . . . . . . . . . . . .47

      6.9  Additional Agreements. . . . . . . . . . . . . . . . . . . . . . . .47

      6.10 Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . .47

      6.11 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . .47

      6.12 Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . .48

      6.13 Resignation of Officers and Directors  . . . . . . . . . . . . . . .48

                                     iii.
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                                  TABLE OF CONTENTS
                                    (CONTINUED)
                                                                             PAGE

      6.14 Nasdaq Listing . . . . . . . . . . . . . . . . . . . . . . . . . . .48

      6.15 FIRPTA Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .48

      6.16 Parent Board of Directors. . . . . . . . . . . . . . . . . . . . . .48

      6.17 Access and Investigation . . . . . . . . . . . . . . . . . . . . . .48

      6.18 Operation of Business  . . . . . . . . . . . . . . . . . . . . . . .49

      6.19 Financial Statements . . . . . . . . . . . . . . . . . . . . . . . .50

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER
            SUB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .50

      7.1  Accuracy of Representations. . . . . . . . . . . . . . . . . . . . .51

      7.2  Performance of Covenants . . . . . . . . . . . . . . . . . . . . . .51

      7.3  Effectiveness of Registration Statement. . . . . . . . . . . . . . .51

      7.4  Stockholder Approval . . . . . . . . . . . . . . . . . . . . . . . .51

      7.5  Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .51

      7.6  Agreements and Documents . . . . . . . . . . . . . . . . . . . . . .51

      7.7  No Material Adverse Change . . . . . . . . . . . . . . . . . . . . .52

      7.8  FIRPTA Compliance. . . . . . . . . . . . . . . . . . . . . . . . . .52

      7.9  Listing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .52

      7.10 No Governmental Litigation . . . . . . . . . . . . . . . . . . . . .52

      7.11 No Other Litigation  . . . . . . . . . . . . . . . . . . . . . . . .52

      7.12 Conversion of Series B Preferred Stock . . . . . . . . . . . . . . .52

SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY . . . . . . . . .52

      8.1  Accuracy of Representations. . . . . . . . . . . . . . . . . . . . .53

      8.2  Performance of Covenants . . . . . . . . . . . . . . . . . . . . . .53

      8.3  Effectiveness of Registration Statement  . . . . . . . . . . . . . .53

      8.4  Stockholder Approval . . . . . . . . . . . . . . . . . . . . . . . .53

      8.5  Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .53

      8.6  No Material Adverse Change . . . . . . . . . . . . . . . . . . . . .53

      8.7  Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .53

      8.8  No Governmental Litigation   . . . . . . . . . . . . . . . . . . . .53

      8.9  No Other Litigation  . . . . . . . . . . . . . . . . . . . . . . . .54

                                     iv.
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                                  TABLE OF CONTENTS
                                     (CONTINUED)
                                                                             PAGE

      8.10 Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .54

SECTION 9. TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .54

      9.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . .54

      9.2  Notice of Termination; Effect of Termination . . . . . . . . . . . .55

      9.3  Expenses; Termination Fees . . . . . . . . . . . . . . . . . . . . .56

SECTION 10. MISCELLANEOUS PROVISIONS  . . . . . . . . . . . . . . . . . . . . .56

     10.1 Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .56

     10.2 Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .56

     10.3 No Survival of Representations and Warranties . . . . . . . . . . . .57

     10.4 Entire Agreement; Counterparts  . . . . . . . . . . . . . . . . . . .57

     10.5 Applicable Law; Jurisdiction  . . . . . . . . . . . . . . . . . . . .57

     10.6 Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . .57

     10.7 Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . .57

     10.8 Assignability . . . . . . . . . . . . . . . . . . . . . . . . . . . .58

     10.9 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .58

     10.10 Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .59

     10.11 Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . .59

                                       v.

                                 AGREEMENT AND PLAN
                                         OF
                             MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("AGREEMENT") is made and entered into as of October 24, 1998, by and among: MEGABIOS CORP., a Delaware corporation ("PARENT"); MONTANA ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"); and GENEMEDICINE, INC., a Delaware corporation (the "COMPANY"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                      RECITALS

     A. Parent, Merger Sub and the Company intend to effect a merger (the "MERGER") of Merger Sub with and into the Company in accordance with this Agreement and the Delaware General Corporation Law, as amended (the "DGCL"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

     B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

     C. The respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

                                    AGREEMENT

     The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.  DESCRIPTION OF TRANSACTION.

     1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION").

     1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

     1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Cooley Godward LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California, at 10:00 a.m. on a date to be agreed by Parent and the Company (the "CLOSING DATE"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Sections 7 and 8. Contemporaneously with or as promptly as practicable after the Closing, a properly executed

                                    1.

certificate of merger conforming to the requirements of the DGCL shall be filed with the Secretary of State of the State of Delaware. The Merger shall take effect at the later of (a) the time the certificate of merger is accepted for filing by the Secretary of State of the State of Delaware and
(b) at such later time as may be specified in the certificate of merger (the "EFFECTIVE TIME").

     1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent prior to the Effective Time:

            (a) the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the certificate of incorporation and bylaws substantially in the form attached hereto as Exhibits B-1 and B-2, respectively; PROVIDED, HOWEVER, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be GeneMedicine, Inc.; and

            (b) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Merger Sub immediately prior to the Effective Time, until their respective successors are elected and qualified or duly appointed, as the case may be.

     1.5    CONVERSION OF SHARES.

            (a) Subject to Section 1.5(d), at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

                 (i) any shares of Company Common Stock then held by the Company or any subsidiary of the Company (or held in the Company's treasury) shall be canceled;

                 (ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other subsidiary of Parent shall be canceled;

                 (iii) except as provided in clauses "(i)" and "(ii)" above and subject to Section 1.5(b), each share of Company Common Stock then outstanding shall be automatically converted into 0.5710 of a fully paid and non-assessable share of Parent Common Stock; and

                 (iv) each share of the common stock, no par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

            (b) The fraction of a share of Parent Common Stock into which each outstanding share of Company Common Stock is to be converted pursuant to
Section 1.5(a)(iii) (as such fraction may be adjusted in accordance with this Section 1.5(b)) is referred to as the "EXCHANGE RATIO." If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock

                                  2.

split, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted.

            (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

            (d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.7), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on Nasdaq on the Effective Time.

     1.6 STOCK OPTIONS AND WARRANTS. At the Effective Time, all Company Options (as defined in Section 2.3(b)) shall be assumed by Parent in accordance with Section 6.5.

     1.7    CLOSING OF THE COMPANY'S TRANSFER BOOKS.  At the Effective Time:
(a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Common Stock (a "COMPANY STOCK CERTIFICATE") is presented to the Exchange Agent (as defined in Section 1.8) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

     1.8    EXCHANGE OF CERTIFICATES.

            (a) Prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the "EXCHANGE AGENT"). At the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1 and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange

                                    3.

Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "EXCHANGE FUND."

          (b) As soon as practicable after the Effective Time, the Exchange Agent will mail to the registered holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Subject to Section 1.5(d), upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a)(iii) together with any cash in lieu of fractional share(s) pursuant to the provisions of Section 1.5(d) and any dividends or distributions to which such holder is entitled, and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock and any dividends or distributions to which such holder is entitled) as contemplated by Section
1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, until such holder surrenders such Company Stock Certificate in accordance with this
Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions, without interest).

          (d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 365 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

          (e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such

                                 4.

amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

            (f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

     1.9 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.10 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 10.6 and that has been delivered by the Company to Parent on the date of this Agreement and signed by the President of the Company (the "COMPANY DISCLOSURE SCHEDULE"):

     2.1    DUE ORGANIZATION; SUBSIDIARIES; ETC.

            (a) The Company has no Subsidiaries, and does not own any capital stock of, or any equity interest of any nature in, any other Entity. The Company has not agreed, is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of any general partnership, limited partnership or other Entity.

            (b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted;
(ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

                                  5.

            (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in
Part 2.1(c) of the Company Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the respective jurisdictions identified in Part 2.1(c) of the Company Disclosure Schedule.

     2.2 CERTIFICATE OF INCORPORATION AND BYLAWS. The Company has delivered to Parent accurate and complete copies of its certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

     2.3    CAPITALIZATION, ETC.

            (a)  The authorized capital stock of the Company consists of:
(i) Forty Million (40,000,000) shares of Company Common Stock, $0.001 par value per share, of which, as of September 30, 1998, 14,579,376 shares (which amount does not materially differ from the amount issued and outstanding as of the date of this Agreement) have been issued and are outstanding; and (ii) Twenty Million (20,000,000) shares of preferred stock, $0.001 par value per share, of which (A) Six Hundred Thousand (600,000) shares have been designated Series A Junior Participating Preferred Stock, none of which are outstanding as of the date of this Agreement, and (B) Three Million Seven Hundred Fifty Thousand (3,750,000) shares have been designated Series B Preferred Stock, all of which are outstanding as of the date of this Agreement. All of the outstanding shares of the Company's capital stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, no shares of Company Common Stock were held in treasury by the Company. None of the outstanding shares of the Company's capital stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. Except for the shares of Series B Preferred Stock, none of the outstanding shares of the Company's capital stock is subject to any right of first refusal in favor of the Company. Except as provided in Part 2.3(a) of the Company Disclosure Schedule, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. Upon consummation of the Merger, (A) the shares of Parent Common Stock issued in exchange for any shares of Company Common Stock that are subject to a Contract pursuant to which the Company has the right to repurchase, redeem or otherwise reacquire any shares of Company Common Stock will, without any further act of Parent, the Company or any other Person, become subject to the restrictions, conditions and other provisions contained in such Contract, and
(B) Parent will automatically succeed to and become entitled to exercise the Company's rights and remedies under any such Contract. The Company is not under any obligation to repurchase, redeem or otherwise acquire any outstanding shares of the Company's capital stock.

            (b) As of September 30, 1998, 3,017,412 shares (which amount does not materially differ from the amount subject to options outstanding as of the date of this Agreement) of Company Common Stock are subject to issuance pursuant to outstanding options

                                      6.

to purchase Company Common Stock. (Stock options granted by the Company pursuant to the Company's stock option plans are referred to in this Agreement as "COMPANY OPTIONS."). Part 2.3(b)(i) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of September 30, 1998: (i) the particular plan pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Company Option expires. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which the Company has ever granted stock options and the form of all stock option agreements evidencing such options. Except as set forth in Part 2.3(b) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option.

          (c) As of September 30, 1998, 1,204,761 shares (which amount does not materially differ from the amount subject to warrants outstanding as of the date of this Agreement) of Company Common Stock are subject to issuance pursuant to outstanding warrants to purchase Company Common Stock. (Warrants issued by the Company are referred to in this Agreement as "COMPANY
WARRANTS.")   Part 2.3(c)(i) of the Company Disclosure Schedule sets forth the following information with respect to each Company Warrant outstanding as of September 30, 1998: (i) the name of the Warrant holder; (ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the exercise price of such Company Warrant; (iv) the date on which such Company Warrant was issued; (v) the applicable exercise period and the extent to which such Company Warrant is exercisable as of the date of this Agreement; and (vi) the date on which such Company Warrant expires. The Company has delivered to Parent accurate and complete copies of all agreements and other documents evidencing such Company Warrants. Except as set forth in Part 2.3(c) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to amend or extend exercisability or term of any Company Warrant.

          (d) Except as set forth in Part 2.3(d) of the Company Disclosure Schedule there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

          (e) All outstanding shares of Company Common Stock, all outstanding shares of Series B Preferred Stock, all outstanding Company Options, all outstanding Company Warrants and any securities disclosed in
Part 2.3(d) of the Company Disclosure Schedule have been issued and granted in compliance in all material respects with (i) all applicable securities

                                 7.

laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

     2.4    SEC FILINGS; FINANCIAL STATEMENTS.

            (a) The Company has delivered to Parent accurate and complete copies (excluding copies of exhibits) of all registration statements, definitive proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC between July 14, 1994 and the date of this Agreement and will deliver to Parent accurate and complete copies of all such registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed after the date of this Agreement and prior to the Effective Time (collectively, the "COMPANY SEC DOCUMENTS"), which are all of the forms, reports and documents required to be filed by the Company with the SEC since July 14, 1994. As of the time it was filed with the SEC (or, if amended or superseded by a later filing, then on the date of such filing): (i) each of the Company SEC Documents filed with the SEC complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) as of the date of such filing and any Company SEC Documents filed after the date hereof will so comply; and (ii) none of the Company SEC Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) The financial statements (including any related notes) contained in the Company SEC Documents filed with the SEC (the "COMPANY FINANCIAL STATEMENTS"): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year end adjustments which will not, individually or in the aggregate, be material in amount), and (iii) fairly present the financial position of the Company as of the respective dates thereof and the results of operations of the Company and its subsidiaries for the periods covered thereby. All adjustments (consisting of recurring accruals) considered necessary for a fair presentation of the financial statements have been included. The audited balance sheet of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 is sometimes referred to herein as the "COMPANY BALANCE SHEET" and the unaudited balance sheet of the Company as of June 30, 1998 included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 is sometimes referred to herein as the "COMPANY UNAUDITED INTERIM BALANCE SHEET."

     2.5 ABSENCE OF CHANGES. Since the date of the Company Unaudited Interim Balance Sheet:

            (a) there has not been any material adverse change in the business, assets, liabilities, financial condition or results of operations of the Company taken as a whole, and no event has occurred that could reasonably be expected to have a Material Adverse Effect on the Company;

                                        8.

           (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company (whether or not covered by insurance);

           (c) the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

           (d) the Company has not sold, issued, granted or authorized the issuance or grant of (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option, call, warrant or right to acquire any capital stock or any other security (except for Company Options set forth in Parts 2.3(b)(i), 2.3(d) and 2.5(d) of the Company Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

           (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of the Company's stock option plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

           (f) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of the Company, and the Company has not effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

           (g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

           (h) the Company has not made any capital expenditures which exceed $100,000 in the aggregate, except as set forth in Part 2.5(h);

           (i) except in the ordinary course of business and consistent with past practices, the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Company Material Contract (as defined in Section 2.10), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Company Material Contract, except as set forth in Part 2.5(i);

           (j) the Company has not (i) acquired, leased or licensed any material right or other material asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

           (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $25,000 with respect to any single matter, or in excess of $50,000 in the aggregate;

                                         9.

           (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for Permitted Encumbrances;

           (m) the Company has not (i) lent money to any Person except as set forth on Part 2.5(m) of the Company Disclosure Schedule, or (ii) incurred or guaranteed any indebtedness for borrowed money other than payroll, travel and other advances made in the ordinary course of business;

           (n) the Company has not (i) established or adopted any Company Plan (as defined in Section 2.16(a)), (ii) caused or permitted any Company Plan to be amended in any material respect, or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees except as set forth in Part 2.15(n);

           (o) the Company has not changed any of its methods of accounting or accounting practices in any material respect;

           (p) the Company has not made any material election with respect to Taxes;

           (q)  the Company has not commenced or settled any Legal Proceeding;

           (r) the Company has not entered into any material transaction or taken any other material action that has had, or could reasonably be expected to have, a Material Adverse Effect on the Company; and

          (s) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

     2.6   LEASEHOLD; EQUIPMENT.

           (a) The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.6 of the Company Disclosure Schedule. All such real property is being leased pursuant to lease agreements that are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would result in a Material Adverse Effect on the Company.

           (b) Part 2.6 of the Company Disclosure Schedule accurately identifies all material items of equipment leased by the Company. All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company in the manner in which such business is currently being conducted.

                                  10.

     2.7 TITLE TO ASSETS. The Company owns, and has good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of their respective tangible properties and assets, real, personal and mixed, used or held for use in their business, including: (i) all assets reflected on the Company Unaudited Interim Balance Sheet; and (ii) all other assets reflected in the books and records of the Company as being owned or leased by the Company. All of said assets are owned or leased by the Company free and clear of any Encumbrances, except for Permitted Encumbrances.

     2.8    PAYMENTS UNDER CORPORATE PARTNERING AGREEMENTS.

           (a) The Company has received all amounts that are owed and due to be paid to the Company under agreements with Syntex (USA) Inc. and Corange International Limited (the "COMPANY CORPORATE PARTNERS") prior to the date of this Agreement. For each such payment received by the Company under any such agreement, any revenue that the Company recognized with respect to such payment was recognized in accordance with GAAP.

           (b) The Company has no knowledge that a Company Corporate Partner is considering, intending or planning to terminate any of the agreements between any such Company Corporate Partner and the Company, or any research program under such agreement.

     2.9   PROPRIETARY ASSETS.

           (a) Part 2.9 of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned or licensed by the Company and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Assets, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9 of the Company Disclosure Schedule identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations in excess of $50,000 per year with respect to, each Proprietary Asset that is licensed or otherwise made available to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to the Company. Excluding the payments required under the Company Contracts set forth in the Company Disclosure Schedule, the aggregate amounts payable by the Company for ongoing royalty or license payments do not exceed $100,000 per year. The Company has good, valid and marketable title to all of the Company Proprietary Assets (except for licensed assets), free and clear of all Encumbrances, except (i) as set forth in Part 2.9(a) of the Company Disclosure Schedule, (ii) for any lien for current taxes not yet due and payable, and (iii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company. To the Company's knowledge, the Company has a valid right to use, license and otherwise exploit all Company Proprietary Assets. The Company has not developed jointly or does not jointly own or have joint rights with any other Person any Company Proprietary Asset that is material to the business of the Company. Except as set forth in Part 2.9(a) of the Disclosure Schedule, there is no Company Contract pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Company Proprietary Asset.

                                      11.

           (b) The Company has taken all commercially reasonable measures and precautions to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets.

           (c) To the knowledge of the Company, the Company is not misappropriating or making any unlawful use of, and the Company has not at any time misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person.

           (d) The Company Proprietary Assets constitute all the Proprietary Assets reasonably necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Part 2.9(d) of the Company Disclosure Schedule, the Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis.

           (e) All current and former employees have executed and delivered an agreement to the Company (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered to Parent by the Company. All current and former consultants and independent contractors to the Company have executed and delivered to the Company an agreement that contains provisions appropriately restricting the use and disclosure of Company Proprietary Assets.

           (f) The Company has taken reasonably adequate steps to ensure that all software (and related Company Proprietary Assets) used in its operations will be Year 2000 Compliant (as defined below) by December 31, 1999. For purposes of this Section 2, "YEAR 2000 COMPLIANT" shall mean that software that can individually, and in combination and in conjunction with all other systems, products or processes with which they are required or designed to interface, continue to be used normally and to operate successfully (both in functionality and performance in all material respects) over the transition into the twenty first century when used in accordance with the documentation relating to all such software (and related Company Proprietary Assets), including being able to, before, on and after January 1, 2000 substantially conform to the following: (i) use logic pertaining to dates which allow users to identify and/or use the century portion of any date fields without special processing; and (ii) respond to all date elements and date input so as to resolve any ambiguity as to century in a disclosed, defined and pre-determined manner and provide date information in ways which are unambiguous as to century, either by permitting or requiring the century to be specified or where the data element is represented without a century, the correct century is unambiguous for all manipulations involving that element.

     2.10  CONTRACTS.

           (a) Part 2.10 of the Company Disclosure Schedule identifies each Company Contract that constitutes a "Company Material Contract." For purposes of this Agreement, each of the following shall be deemed to constitute a "COMPANY MATERIAL CONTRACT":

                                   12.

               (i) (A) any Contract or outstanding offer relating to the employment of, or the performance of services by, any employee, and (B) any Contract pursuant to which the Company is required to make any severance, termination or similar payment, bonus or relocation payment or any other payment (other than payments in respect of salary) to any current or former employee or director of the Company;

               (ii) any Contract (A) relating to the acquisition, transfer, development, sharing, license (to or by the Company), or use of any Proprietary Asset (except for any Contract pursuant to which any Proprietary Asset is licensed to the Company under any third party software license generally available to the public); or (B) with respect to the distribution or marketing of any products of the Company;

               (iii) any Contract which provides for indemnification of any officer, director, employee or agent of the Company;

               (iv) any Contract imposing any restriction on the right or ability of the Company (A) to compete in any market or geographic area with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any technology;

               (v) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities (other than the issuance of Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement), (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

               (vi) any Contract requiring that the Company give any notice or provide any information to any Person prior to accepting any Acquisition Proposal;

               (vii) any Contract that (A) contemplates or involves payment or delivery of cash or other consideration in an amount or having a value in excess of $20,000 per month and (B) has a term of more than 90 days and that may not be terminated by the Company within 90 days after the delivery of a termination notice by the Company;

               (viii) any Contract that contemplates or involves payment or delivery of cash or other consideration by the Company in an amount or having a value in excess of $75,000 in the aggregate;

               (ix) any Contract or Company Plan (including, without limitation, any stock option plan, stock appreciation plan or stock purchase plan), any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the execution of this Agreement or the consummation of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                               13.

               (x) any Contract (not otherwise identified in clauses "(i)" through "(ix)" of this sentence) that is or would be material to the Company, to the business, condition, capitalization or operations of the Company or to any of the transactions contemplated by this Agreement; and

               (xi) any other Contract, if a breach of such Contract could reasonably be expected to have a Material Adverse Effect on the Company.

           (b) Each Company Material Contract is valid and in full force and effect, and is enforceable by an Acquired Corporation in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies

           (c) Except where the following would not have a Material Adverse Effect on the Company: (i) the Company has not violated or breached, or committed any default under, any Company Contract, and, to the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract; (ii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to,
(A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to a rebate, chargeback, penalty or change in delivery schedule under any Company Contract, (D) give any Person the right to accelerate the maturity or performance of any Company Contract, or (E) give any Person the right to cancel, terminate or modify any Company Contract; and (iii) neither the Company, nor any of its Representatives, has received any notice or other communication regarding any actual or possible violation or breach of, or default under any Company Contract.

          (d) There is no Company Contract to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between the Company and any contractor or subcontractor to any Governmental Body).

          (e) No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to renegotiate, any amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

     2.11 YEAR 2000 LIABILITIES. The Company does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured, including, without limitation, any liabilities relating to costs associated with insuring that all software (and related Company Proprietary Assets) utilized by the Company or other components of the Company's information technology infrastructure are Year 2000 Compliant (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Company Unaudited Interim Balance Sheet; and (b) normal and recurring liabilities that have been incurred by the Company

                             14.

since the date of the Company Unaudited Interim Balance Sheet in the ordinary course of business and consistent with past practices.

     2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is, and has at all times since July 14, 1994 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company.
Since July 14, 1994, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.13 CERTAIN BUSINESS PRACTICES. Neither the Company nor any director, officer, agent or employee of the Company has, on behalf of the Company, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     2.14 GOVERNMENTAL AUTHORIZATIONS. The Company holds all Governmental Authorizations necessary to enable it to conduct its business in the manner in which such business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect. The Company is, and at all times since July 14, 1994 has been, in substantial compliance with the terms and requirements of such Governmental Authorizations. Since July 14, 1994, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.15   TAX MATTERS.

           (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "COMPANY RETURNS") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date if properly obtained), and (ii) have been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

           (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from June 30, 1998 through the Closing Date.

           (c) Except as set forth in Part 2.15(c) of the Company Disclosure Schedule, the Company Returns have never been examined or audited by any Governmental Body. No

                                 15.

extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

           (d) No claim or Legal Proceeding is pending or, to the knowledge of the Company, has been threatened against or with respect to the Company in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for material Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and it will not be, required to include any material adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

           (e) Except as set forth in Part 2.15(e) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     2.16   EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

           (a) Part 2.16(a) of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "COMPANY PLANS") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former employee of the Company.

           (b) Except as set forth in Part 2.16(a) of the Company Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and it has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of employees or former employees of the Company (a "COMPANY PENSION PLAN"). None of the Plans identified in Part 2.16(a) of the Company Disclosure Schedule is subject to Title IV of ERISA or Section 412 of the Code.

                                 16.

           (c) Except as set forth in Part 2.16(a) of the Company Disclosure Schedule, the Company does not maintain, sponsor or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of any employees or former employees of the Company including any self-funded medical, dental, or other similar Company Plan (a "COMPANY WELFARE PLAN"). None of the Company Plans identified in Part 2.16(a) of the Company Disclosure Schedule is a multi-employer plan (within the meaning of Section 3(37) of ERISA).

           (d) With respect to each Company Plan, the Company has delivered to Parent: (i) an accurate and complete copy of such Company Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years; (iii) an accurate and complete copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Company Plan, (iv) if such Company Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Company Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Company Plan (if such Company Plan is intended to be qualified under Section 401(a) of the Code).

           (e) The Company is not and has never been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

           (f) The Company has no plans or commitment to create any additional Company Plan, or to modify or change any existing Company Plan (other than to comply with applicable law) in a manner that would affect any employee of the Company.

           (g) No Company Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee of the Company after any such employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Company Balance Sheet, and (iii) benefits the full cost of which are borne by current or former employees of the Company (or the employees' beneficiaries)).

           (h) With respect to any Company Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of
Section 4980B of the Code ("COBRA") have been complied with in all material respects. Part 2.16(h) of the Company

                                   17.

Disclosure Schedule describes all obligations of the Company as of the date of this Agreement under any of the provisions of COBRA.

           (i) Each of the Company Plans complies with and has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

           (j)  Each of the Company Plans intended to be qualified under
Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

           (k) Part 2.16(k) of the Company Disclosure Schedule sets forth each plan and arrangement of the Company including (i) the aggregate amount of payments thereunder (including any bonus, golden parachute or severance payment), (ii) any material increase in benefits payable thereunder and (iii) acceleration of the time of payment or vesting any such benefits referred to in (ii), which may result in any payment to any current or former employee or director of the Company as a result of the execution, delivery or performance of this Agreement, the consummation of the Merger or any other transactions contemplated by this Agreement, or the termination of any employee.

           (l) Part 2.16(l) of the Company Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their base salaries, their targeted annual bonus amounts, their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its employees.
 All of the employees of the Company are "at will" employees.

           (m) Part 2.16(m) of the Company Disclosure Schedule identifies each employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

           (n) The Company is in compliance in all material respects with all Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

           (o) The Company has good labor relations, and it has no knowledge of any facts indicating that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of the Company, or (ii) any of the employees of the Company intends to terminate his or her employment with the Company with which such employee is employed.

     2.17 ENVIRONMENTAL MATTERS. The Company is in compliance with all applicable Environmental Laws, except where failure to comply would not have a Material Adverse Effect on the Company. The Company possesses all permits and other Governmental Authorizations required under applicable Environmental Laws to conduct its current operations. The Company has not received any notice or other communication (in writing or otherwise) from a Governmental Body or citizens group that alleges that the Company is not in compliance with any Environmental Law. To the knowledge of the Company, there are no circumstances that

                                 18.

may prevent or interfere with the compliance by the Company with any Environmental Law in the future, except where failure to comply would not have a Material Adverse Effect on the Company. To the knowledge of the Company without further inquiry, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise) from a Governmental Body or citizens group that alleges that such current or prior owner or the Company is not in
compliance with any Environmental Law.   To the knowledge of the Company, all
property that is leased to, controlled by or used by the Company, and all surface water, groundwater and soil associated with or adjacent to such property is in clean and healthful condition and is free of environmental contamination of any nature.

     2.18 INSURANCE. Part 2.18 of the Company Disclosure Schedule sets forth each insurance policy relating to the business, assets or operations of the Company and with respect to each such policy, the insurer, the amount of coverage, the type of insurance and the period of coverage. Each such insurance policy is in full force and effect. Part 2.18 of the Company Disclosure Schedule also sets forth each self insurance program relating to the business, assets or operations of the Company. Since July 14, 1994, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy,
(b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending claim (including any workers' compensation claim) under or based upon any insurance policy of the Company; and, to the knowledge of the Company, no event has occurred that could reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

     2.19 TRANSACTIONS WITH AFFILIATES. Except as set forth in the Company SEC Documents, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
Part 2.19 of the Company Disclosure Schedule identifies each person who is an "affiliate" (as that term is used in Rule 145 promulgated under the Securities Act) of the Company as of the date of this Agreement.

     2.20  LEGAL PROCEEDINGS; ORDERS.

           (a) Except as set forth in Part 2.20(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding and, to the knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company, including, without limitation, Company Proprietary Assets; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, cause or provide a basis for a director, officer or other Representative of the Company to seek indemnification from, or commence a Legal Proceeding against or involving, the Company.

                                    19.

           (b) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

     2.21 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) unanimously approved the execution, delivery and performance of this Agreement by the Company and has unanimously approved the Merger, and (c) unanimously recommended the adoption and approval of this Agreement and the Merger by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting (as defined in Section 6.2). This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.22 NO EXISTING DISCUSSIONS. As of the date hereof, neither the Company nor any Representative of the Company is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

     2.23 VOTE REQUIRED. Upon the conversion of the Company's Series B Preferred Stock, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholder Meeting (the "REQUIRED COMPANY STOCKHOLDER VOTE") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

     2.24 NON-CONTRAVENTION; CONSENTS. Neither (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

           (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of the Company, or (ii) any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of the Company;

           (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

                                 20.

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned or used by the Company;

          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract or (except as set forth in Part 2.24(d) of the Company Disclosure Schedule), give any Person the right to (i) declare a default or exercise any remedy under any such Company Material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Material Contract, (iii) accelerate the maturity or performance of any such Company Material Contract, or (iv) cancel, terminate or modify any term of such Company Material Contract; or

          (e) result in the imposition or creation of any Encumbrance upon, or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).

Except as set forth in Part 2.24(d) of the Company Disclosure Schedule, or except as may be required by the Exchange Act, the DGCL and the rules of the National Association of Securities Dealers, Inc. ("NASD") (as they relate to the S-4 Registration Statement and the Joint Proxy Statement/Prospectus, as defined in Section 2.27(b)), the Company was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.25 FAIRNESS OPINION. The Company's Board of Directors has received the written opinion of PaineWebber Incorporated, financial advisor to the Company, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to the stockholders of the Company from a financial point of view. The Company has furnished an accurate and complete copy of said written opinion to Parent.

     2.26 FINANCIAL ADVISOR. Except for PaineWebber Incorporated, or any Person set forth on Part 2.26 of the Company Disclosure Schedule no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has disclosed to Parent the fee formula pursuant to which fees, commissions and other payments will be paid by the Company to PaineWebber Incorporated and any such other Person if the Merger is consummated. The Company furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements relating to the engagement of PaineWebber Incorporated or any such other Person.

                                 21.

     2.27   FULL DISCLOSURE.

            (a) This Agreement (including the Company Disclosure Schedule) does not, and the certificate referred to in Section 7.6(c) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

            (b) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "S-4 REGISTRATION STATEMENT") will, at the time the S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus to be filed with the SEC as part of the S-4 Registration Statement (the "JOINT PROXY STATEMENT/PROSPECTUS"), will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

     2.28 RIGHTS AGREEMENT. The Company has taken all action necessary to provide that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not enable or require any Rights (as such term is defined in the Rights Agreement) to be exercised or distributed.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

     Parent and Merger Sub represent and warrant to the Company that, except as set forth in the Parent SEC Documents (as defined in Section 3.4(a)) or in the disclosure schedule delivered to the Company on the date of this Agreement and signed by an executive officer of Parent (the "PARENT DISCLOSURE SCHEDULE"):

     3.1    DUE ORGANIZATION; SUBSIDIARIES; ETC.

            (a) Parent has no Subsidiaries, except for the corporations identified in Part 3.1(a) of the Parent Disclosure Schedule; and neither the Parent nor any of the other corporations identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity. (Parent and each of its Subsidiaries are referred


                                       22.

to collectively in this Agreement as the "PARENT CORPORATIONS".) None of the Parent Corporations has agreed to or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Parent Corporations has, at any time, been a general partner of any general partnership, limited partnership or other Entity.

            (b) Each of the Parent Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all corporate power and authority:
(i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

            (c) None of the Parent Corporations is or has been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in
Part 3.1(c) of the Parent Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Parent Corporations. Each of the Parent Corporations is in good standing as a foreign corporation in each of the respective jurisdictions identified in Part 3.1(c) of the Parent Disclosure Schedule.

     3.2 CERTIFICATES OF INCORPORATION AND BYLAWS. The Parent has delivered to the Company accurate and complete copies of the certificates of incorporation, bylaws and other charter and organizational documents of the respective Parent Corporations, including all amendments thereto. None of the Parent Corporations is in violation of any of the provisions of its respective certificate of incorporation or bylaws.

     3.3    CAPITALIZATION, ETC.

            (a) The authorized capital stock of Parent consists of: (i) thirty million (30,000,000) shares of Parent Common Stock, $.001 par value per share, of which, as of September 30, 1998, 12,895,163 shares (which amount does not materially differ from the amount issued and outstanding as of the date of this Agreement) were issued and outstanding; and (ii) ten million (10,000,000) shares of preferred stock, $.001 par value per share, of which no shares are outstanding as of the date of this Agreement. As of the date of this Agreement, there are no outstanding subscriptions, options, calls, warrants or rights to acquire shares of Parent Common Stock other than pursuant to stock issuance or stock option plans or other arrangements disclosed in the Parent SEC Documents. The authorized capital stock of Merger Sub consists of one hundred (100) shares of Common Stock ("MERGER SUB COMMON STOCK"), $.001 par value per share, all of which have been issued and are outstanding as of the date of this Agreement and are held by Parent. As of the date of this Agreement, there are no shares of Parent Common Stock held in treasury by Parent. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of the Parent's capital stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of the Parent's capital stock is subject to any right of first refusal in favor of the Parent. Except as provided in Part 3.3(a) of the Parent Disclosure Schedule, there is no


                                       23.

Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. The Parent is not under any obligation to repurchase, redeem or otherwise acquire any outstanding shares of the Parent's capital stock.

            (b) As of September 30, 1998, 1,068,408 shares (which amount does not materially differ from the amount subject to options outstanding as of the date of this Agreement) of Parent Common Stock are subject to issuance pursuant to outstanding options to purchase Parent Common Stock. (Stock options granted by the Parent pursuant to Parent's stock option plans are referred to in this Agreement as "PARENT OPTIONS"). Part 3.3(b) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option outstanding as of September 30, 1998: (i) the particular plan pursuant to which such Parent Option was granted; (ii) the name of the optionee; (iii) the number of shares of Parent Common Stock subject to such Parent Option; (iv) the exercise price of such Parent Option;
(v) the date on which such Parent Option was granted; (vi) the applicable vesting schedule and the extent to which such Parent Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Parent Option expires. Parent has delivered to the Company accurate and complete copies of all stock option plans pursuant to which the Company has ever granted stock options and the form of all stock option agreements evidencing such options. Except as set forth in Part 3.3(b) of the Parent Disclosure Schedule, there are no commitments or agreements of any character to which Parent is bound obligating Parent to accelerate the vesting of any Parent Option.

            (c) As of September 30, 1998, 62,378 shares (which amount does not materially differ from the amount subject to warrants outstanding as of the date of this Agreement) of Parent Common Stock are subject to issuance pursuant to outstanding warrants to purchase Parent Common Stock. (Warrants issued by Parent are referred to in this Agreement as "PARENT WARRANTS.")
Part 3.3(c) of Parent Disclosure Schedule sets forth the following information with respect to each Parent Warrant outstanding as of September 30, 1998: (i) the name of the warrant holder; (ii) the number of shares of Parent Common Stock subject to such Parent Warrant; (iii) the exercise price of such Parent Warrant; (iv) the date on which such Parent Warrant was issued; (v) the applicable exercise period and the extent to which such Parent Warrant is exercisable as of the date of this Agreement; and (vi) the date on which such Parent Warrant expires. Parent has delivered to Parent accurate and complete copies of all agreements and other documents evidencing such Parent Warrants. Except as set forth in Part 3.3(c) of Parent Disclosure Schedule, there are no commitments or agreements of any character to which Parent is bound obligating Parent to amend or extend exercisability or term of any Parent Warrant.

            (d) Except as set forth in this Section 3.3 there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to


                                       24.

the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent.

            (e) All outstanding shares of Parent Common Stock, all outstanding shares of Preferred Stock, all outstanding Parent Options, all outstanding Parent Warrants and all outstanding shares of capital stock of Parent have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

     3.4    SEC FILINGS; FINANCIAL STATEMENTS.

            (a) Parent has delivered to the Company accurate and complete copies (excluding copies of exhibits) of all registration statements, definitive proxy statements and other statements, reports, schedules, forms and other documents filed by Parent with the SEC between September 15, 1997 and the date of this Agreement and will deliver to the Company accurate and complete copies of all such registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed after the date of this Agreement and prior to the Effective Time (collectively, the "PARENT SEC DOCUMENTS"), which are all of the forms, reports and documents required to be filed by Parent with the SEC since September 15, 1997. As of the time it was filed with the SEC (or, if amended or superseded by a later filing, then on the date of such filing): (i) each of Parent SEC Documents filed with the SEC was timely filed and complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) as of the date of such filing and any Parent SEC Documents filed after the date hereof and prior to the Effective Time will so comply; and (ii) none of Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) The financial statements (including any related notes) contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year end adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby. All adjustments (consisting of recurring accruals) considered necessary for a fair presentation of the financial statements have been included. The audited balance sheet of Parent and its subsidiaries for the year ended June 30, 1998 is sometimes referred to herein as the "PARENT BALANCE SHEET."

     3.5    ABSENCE OF CHANGES.  Since the date of the Parent Balance Sheet:

            (a) there has not been any material adverse change in the business, assets, liabilities, financial condition or results of operations of Parent taken as a whole, and no event has occurred that could reasonably be expected to have a Material Adverse Effect on Parent;


                                       25.

            (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Parent (whether or not covered by insurance);

            (c) Parent has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

            (d) except for formation of Merger Sub, Parent has not sold, issued, granted or authorized the issuance or grant of (i) any capital stock or other security (except for Parent Common Stock issued upon the exercise of outstanding Parent Options), (ii) any option, call, warrant or right to acquire any capital stock or any other security (except for Parent Options described in Part 3.3(b)(i) and 3.5(d) of the Parent Disclosure Schedule), or
(iii) any instrument convertible into or exchangeable for any capital stock or other security;

            (e) Parent has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of Parent's stock option plans, (ii) any provision of any agreement evidencing any outstanding Parent Option, or (iii) any restricted stock purchase agreement;

            (f) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of Parent, and Parent has not effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (g) Parent has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

            (h) except as set forth on Part 3.5(h) of the Parent Disclosure Schedule, Parent has not made any capital expenditures which exceed $100,000 in the aggregate;

            (i) except in the ordinary course of business and consistent with past practices, Parent has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Parent Material Contract (as defined in Section 3.10), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Parent Material Contract;

            (j) Parent has not (i) acquired, leased or licensed any material right or other material asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

            (k) Parent has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $25,000 with respect to any single matter, or in excess of $50,000 in the aggregate;


                                       26.

            (l) Parent has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for Permitted Encumbrances;

            (m) Parent has not (i) lent money to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money other than payroll, travel and other advances made in the ordinary course of business;

            (n) Parent has not (i) established or adopted any Parent Plan (as defined in Section 3.16(a)), (ii) caused or permitted any Parent Plan to be amended in any material respect, or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

            (o) Parent has not changed any of its methods of accounting or accounting practices in any material respect;

            (p) Parent has not made any material election with respect to Taxes;

            (q)  Parent has not commenced or settled any Legal Proceeding;

            (r) Parent has not entered into any material transaction or taken any other material action that has had, or could reasonably be expected to have, a Material Adverse Effect on Parent; and

            (s) Parent has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

     3.6    LEASEHOLD; EQUIPMENT.

            (a) Parent does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.6(a) of the Parent Disclosure Schedule. All such real property is being leased pursuant to lease agreements that are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would result in a Material Adverse Effect on Parent.

            (b) Part 3.6(b) of Parent Disclosure Schedule accurately identifies all material items of equipment leased by Parent. All material items of equipment and other tangible assets owned by or leased to Parent are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of Parent in the manner in which such business is currently being conducted.

     3.7 TITLE TO ASSETS. Parent owns, and has good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of their respective tangible properties and assets, real, personal and mixed, used or held for use in their business, including: (i) all assets reflected on the Parent Balance Sheet; and (ii) all other assets reflected in the books


                                       27.

and records of Parent as being owned or leased by Parent. All of said assets are owned or leased by Parent free and clear of any Encumbrances, except for Permitted Encumbrances.

     3.8    PAYMENTS UNDER CORPORATE PARTNERING AGREEMENTS.

            (a) All amounts charged to Glaxo Wellcome PLC and Eli Lilly and Company (the "PARENT CORPORATE PARTNERS") and Pfizer, Inc. for reimbursement or payments in accordance with the agreements between Parent and such Persons represent amounts due to Parent under the terms of such agreements for actual work or services performed or, in the case of advance payments, work or services to be performed or milestones met.

            (b) Parent has received all amounts that are owed and due to be paid to Parent under such agreements prior to the date of this Agreement.
For each such payment received by Parent under any such agreement, any revenue that Parent recognized with respect to such payment was recognized in accordance with GAAP.

            (c) Parent has no knowledge that a Parent Corporate Partner is considering, intending or planning to terminate any of the agreements between any such Parent Corporate Partner and Parent, or any research program under such agreement.

     3.9    PROPRIETARY ASSETS.

            (a) Part 3.9(a) of Parent Disclosure Schedule sets forth, with respect to each Proprietary Asset owned or licensed by Parent and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Assets, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 3.9(a) of Parent Disclosure Schedule identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations in excess of $50,000 per year with respect to, each Proprietary Asset that is licensed or otherwise made available to Parent by any Person (except for any Proprietary Asset that is licensed to Parent under any third party software license generally available to the public), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to Parent. Excluding the payments required under the Parent Contracts set forth in the Parent Disclosure Schedule, the aggregate amounts payable by Parent for ongoing royalty or license payments do not exceed $100,000 per year. Parent has good, valid and marketable title to all of Parent Proprietary Assets (except for licensed assets), free and clear of all Encumbrances, except (i) as set forth in Part 3.9(a) of the Parent Disclosure Schedule, (ii) for any lien for current taxes not yet due and payable, and (iii) for minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent. To Parent's knowledge, Parent has a valid right to use, license and otherwise exploit all Parent Proprietary Assets. Except as set forth in Part 3.9(a) of Parent Disclosure Schedule, Parent has not developed jointly or does not jointly own or have joint rights with any other Person any Parent Proprietary Asset that is material to the business of Parent. Except as set forth in Part 3.9(a) of the Disclosure Schedule, there is no Parent Contract pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Parent Proprietary Asset.


                                       28.

            (b) Parent has taken all commercially reasonable measures and precautions to protect and maintain the confidentiality and secrecy of all Parent Proprietary Assets (except Parent Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Parent Proprietary Assets.

            (c) To the knowledge of Parent, Parent is not misappropriating or making any unlawful use of, and Parent has not at any time misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person.

            (d) Parent Proprietary Assets constitute all the Proprietary Assets reasonably necessary to enable Parent to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Part 3.9(d) of the Parent Disclosure Schedule, Parent has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis.

            (e) All current and former employees have executed and delivered an agreement to Parent (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered to the Company by Parent. All current and former consultants and independent contractors to Parent have executed and delivered to Parent an agreement that contains provisions appropriately restricting the use and disclosure of Parent Proprietary Assets.

            (f) Parent has taken reasonably adequate steps to ensure that all software (and related Proprietary Assets) used in its operations will be Year 2000 Compliant (as defined below) by December 31, 1999. For purposes of this Section 3, "YEAR 2000 COMPLIANT" shall mean that software that can individually, and in combination and in conjunction with all other systems, products or processes with which they are required or designed to interface, continue to be used normally and to operate successfully (both in functionality and performance in all material respects) over the transition into the twenty first century when used in accordance with the documentation relating to all such software (and related Parent Proprietary Assets), including being able to, before, on and after January 1, 2000 substantially conform to the following: (i) use logic pertaining to dates which allow users to identify and/or use the century portion of any date fields without special processing; and (ii) respond to all date elements and date input so as to resolve any ambiguity as to century in a disclosed, defined and pre-determined manner and provide date information in ways which are unambiguous as to century, either by permitting or requiring the century to be specified or where the data element is represented without a century, the correct century is unambiguous for all manipulations involving that element.

     3.10   CONTRACTS.

            (a) Part 3.10 of the Parent Disclosure Schedule identifies each Parent Contract that constitutes a "Parent Material Contract." For purposes of this Agreement, each of the following shall be deemed to constitute a "PARENT MATERIAL CONTRACT":


                                       29.

                 (i) (A) any Contract or outstanding offer relating to the employment of, or the performance of services by, any employee, and (B) any Contract pursuant to which the Company is required to make any severance, termination or similar payment, bonus or relocation payment or any other payment (other than payments in respect of salary) to any current or former employee or director of the Company;

                 (ii) any Contract (A) relating to the acquisition, transfer, development, sharing, license (to or by Parent), or use of any Proprietary Asset (except for any Contract pursuant to which any Proprietary Asset is licensed to the Company under any third party software license generally available to the public); or (B) with respect to the distribution or marketing of any products of Parent;

                 (iii) any Contract which provides for indemnification of any officer, director, employee or agent of Parent;

                 (iv) any Contract imposing any restriction on the right or ability of Parent (A) to compete in any market or geographic area with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any technology;

                 (v) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities (other than the issuance of Parent Common Stock upon the valid exercise of Parent Options outstanding as of the date of this Agreement), (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing Parent with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

                 (vi) any Contract that (A) contemplates or involves payment or delivery of cash or other consideration in an amount or having a value in excess of $20,000 per month and (B) has a term of more than 90 days and that may not be terminated by such Parent within 90 days after the delivery of a termination notice by such Parent;

                 (vii) any Contract that contemplates or involves payment or delivery of cash or other consideration by Parent in an amount or having a value in excess of $75,000 in the aggregate;

                 (viii) any Contract or Plan (including, without limitation, any stock option plan, stock appreciation plan or stock purchase plan), any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the execution of this Agreement or the consummation of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                 (ix) any Contract (not otherwise identified in clauses "(i)" through "(viii)" of this sentence) that is or would be material to Parent, to the business, condition, capitalization or operations of Parent or to any of the transactions contemplated by this Agreement; and

                                       30.

                 (x) any other Contract, if a breach of such Contract could reasonably be expected to have a Material Adverse Effect on Parent.

            (b) Each Parent Material Contract is valid and in full force and effect, and is enforceable by an Acquired Corporation in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies

            (c) Except where the following would not have a Material Adverse Effect on Parent: (i) Parent has not violated or breached, or committed any default under, any Parent Contract, and, to the knowledge of Parent, no other Person has violated or breached, or committed any default under, any Parent Contract; (ii) to the knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Parent Contract, (B) give any Person the right to declare a default or exercise any remedy under any Parent Contract, (C) give any Person the right to a rebate, chargeback, penalty or change in delivery schedule under any Parent Contract, (D) give any Person the right to accelerate the maturity or performance of any Parent Contract, or (E) give any Person the right to cancel, terminate or modify any Parent Contract; and (iii) neither Parent, nor any of its Representatives, has received any notice or other communication regarding any actual or possible violation or breach of, or default under any Parent Contract.

            (d) There is no Parent Contract to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between Parent and any contractor or subcontractor to any Governmental Body).

            (e) No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to renegotiate, any amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract.

     3.11 YEAR 2000 LIABILITIES. Parent does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured, including, without limitation, any liabilities relating to costs associated with insuring that all software (and related Parent Proprietary Assets) utilized by Parent or other components of Parent's information technology infrastructure are Year 2000 Compliant (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Parent Balance Sheet; and (b) normal and recurring liabilities that have been incurred by Parent since the date of the Parent Balance Sheet in the ordinary course of business and consistent with past practices.

     3.12 COMPLIANCE WITH LEGAL REQUIREMENTS. Parent is, and has at all times since September 15, 1997 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on Parent. Since September 15, 1997, Parent has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.


                                       31.

     3.13 CERTAIN BUSINESS PRACTICES. Neither Parent nor any director, officer, agent or employee of Parent has, on behalf of Parent, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     3.14 GOVERNMENTAL AUTHORIZATIONS. Parent holds all Governmental Authorizations necessary to enable it to conduct its business in the manner in which such business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Parent is, and at all times since September 15, 1997 has been, in substantial compliance with the terms and requirements of such Governmental Authorizations. Since September 15, 1997, Parent has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     3.15   TAX MATTERS.

            (a) All Tax Returns required to be filed by or on behalf of Parent with any Governmental Body with respect to any taxable period ending on or before the Closing Date ("PARENT RETURNS") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date if properly obtained), and (ii) have been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on Parent Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

            (b) Parent Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. Parent will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from June 30, 1998 through the Closing Date.

            (c) Except as set forth in Part 3.15(c) of Parent Disclosure Schedule, Parent Returns have never been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any Parent Returns has been granted (by Parent or any other Person), and no such extension or waiver has been requested from Parent.

            (d) No claim or Legal Proceeding is pending or, to the knowledge of Parent, has been threatened against or with respect to Parent in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Parent with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Parent and with respect to which adequate reserves for payment have been established). There are no liens for material Taxes upon any of the assets of Parent except liens for current Taxes not yet due and payable. Parent has not entered into or become bound by any

                                       32.

agreement or consent pursuant to Section 341(f) of the Code. Parent has not been, and it will not be, required to include any material adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

            (e) Except as set forth in Part 3.15(e) of Parent Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Parent that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Parent is not and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     3.16   EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

            (a) Part 3.16(a) of Parent Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "PARENT PLANS") sponsored, maintained, contributed to or required to be contributed to by Parent for the benefit of any current or former employee of Parent.

            (b) Except as set forth in Part 3.16(a) of Parent Disclosure Schedule, Parent does not maintain, sponsor or contribute to, and it has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of employees or former employees of Parent (a "PARENT PENSION PLAN"). None of the Parent Plans identified in Part 3.16(a) of Parent Disclosure Schedule is subject to Title IV of ERISA or Section 412 of the Code.

            (c) Except as set forth in Part 3.16(a) of Parent Disclosure Schedule, Parent does not maintain, sponsor or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of any employees or former employees of Parent including any self-funded medical, dental, or other similar Parent Plan (a "PARENT WELFARE PLAN"). None of the Parent Plans identified in Part 3.16(a) of Parent Disclosure Schedule is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

            (d) With respect to each Parent Plan, Parent has delivered to the Company: (i) an accurate and complete copy of such Parent Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Parent Plan for the last two years; (iii) an accurate and complete copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Parent Plan,
(iv) if such Parent Plan is funded through a trust


                                       33.

or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof;
(v) accurate and complete copies of all Contracts relating to such Parent Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and
(vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Parent Plan (if such Parent Plan is intended to be qualified under Section 401(a) of the Code).

            (e) Each of the Parent Plans complies with and has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

            (f)  Each of the Parent Plans intended to be qualified under
Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and Parent is not aware of any reason why any such determination letter should be revoked.

            (g) Part 3.16(g) of Parent Disclosure Schedule contains a list of all salaried employees of Parent as of the date of this Agreement, and correctly reflects, in all material respects, their base salaries, their targeted annual bonus amounts, their dates of employment and their positions.
 Parent is not a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. All of the employees of Parent are "at will" employees.

            (h) Parent is in compliance in all material respects with all Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

            (i) Parent has good labor relations, and it has no knowledge of any facts indicating that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of Parent, or (ii) any of the employees of Parent intends to terminate his or her employment with Parent with which such employee is employed.

     3.17 ENVIRONMENTAL MATTERS. Parent is in compliance with all applicable Environmental Laws, except where failure to comply would not have a Material Adverse Effect on Parent. Parent possesses all permits and other Governmental Authorizations required under applicable Environmental Laws to conduct its current operations. Parent has not received any notice or other communication (in writing or otherwise) from a Governmental Body or citizens group that alleges that Parent is not in compliance with any Environmental Law. To the knowledge of Parent, there are no circumstances that may prevent or interfere with the compliance by Parent with any Environmental Law in the future, except where failure to comply would not have a Material Adverse Effect on Parent. To the knowledge of Parent without further inquiry, no current or prior owner of any property leased or controlled by Parent has received any notice or other communication (in writing or otherwise) from a Governmental Body or citizens group that alleges that such current or prior owner or Parent is not in compliance with


                                       34.

any Environmental Law.   To the knowledge of Parent, all property that is
leased to, controlled by or used by Parent, and all surface water, groundwater and soil associated with or adjacent to such property is in clean and healthful condition and is free of environmental contamination of any nature.

     3.18 INSURANCE. Parent has delivered to the Company a copy of each insurance policy relating to the business, assets or operations of Parent and with respect to each such policy, the insurer, the amount of coverage, the type of insurance and the period of coverage. Each such insurance policy is in full force and effect. Part 3.18 of the Parent Disclosure Schedule also sets forth each self insurance program relating to the business, assets or operations of Parent. Since September 15, 1997, Parent has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or
(c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending claim (including any workers' compensation claim) under or based upon any insurance policy of Parent; and, to the knowledge of Parent, no event has occurred that could reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

     3.19 TRANSACTIONS WITH AFFILIATES. Except as set forth in the Parent SEC Documents no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part
3.19 of the Parent Disclosure Schedule identifies each person who is an "affiliate" (as that term is used in Rule 145 promulgated under the Securities Act) of Parent as of the date of this Agreement.

     3.20   LEGAL PROCEEDINGS; ORDERS.

            (a) Except as set forth in Part 3.20(a) of the Parent Disclosure Schedule, there is no pending Legal Proceeding and, to the knowledge of Parent, no Person has threatened to commence any Legal Proceeding: (i) that involves Parent or any of the assets owned or used by Parent, including, without limitation, Parent Proprietary Assets; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. To the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, cause or provide a basis for a director, officer or other Representative of Parent to seek indemnification from, or commence a Legal Proceeding against or involving, Parent.

            (b) There is no order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or used by Parent, is subject. To the knowledge of Parent, no officer or other employee of Parent is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent.


                                       35.

     3.21 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of Parent (at a meeting duly called and held) has (a) unanimously determined that the Merger is advisable and fair and in the best interests of Parent and its stockholders, (b) unanimously approved the execution, delivery and performance of this Agreement by Parent and has unanimously approved the Merger, and (c) unanimously recommended the adoption and approval of a proposal to issue shares of Parent Common Stock in the Merger by the holders of Parent Common Stock and directed that such proposal be submitted for consideration by Parent's stockholders at the Parent Stockholders' Meeting (as defined in Section 6.3). This Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.22 NON-CONTRAVENTION; CONSENTS. Neither (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

            (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Parent, or (ii) any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of Parent;

            (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or used by Parent, is subject;

            (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or that otherwise relates to the business of Parent or to any of the assets owned or used by Parent;

            (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract or (except as set forth in Part 3.22(d) of Parent Disclosure Schedule), give any Person the right to (i) declare a default or exercise any remedy under any such Parent Material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract, (iii) accelerate the maturity or performance of any such Parent Material Contract, or (iv) cancel, terminate or modify any term of such Parent Material Contract; or

            (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent (except for Permitted Encumbrances).


                                       36.

Except as set forth in Part 3.22(d) of the Parent Disclosure Schedule or except as may be required by the Exchange Act, the DGCL and the rules of NASD (as they relate to the S-4 Registration Statement and the Joint Proxy Statement/Prospectus, as defined in Section 2.27(b)), Parent was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     3.23 VOTE REQUIRED. The only vote of Parent's stockholders required to approve the issuance of Parent Common Stock in the Merger is the vote of a majority of votes cast in person or by proxy as prescribed by rules of the NASD (the "REQUIRED PARENT STOCKHOLDER VOTE").

     3.24 VALID ISSUANCE. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

     3.25 FAIRNESS OPINION. Parent's Board of Directors has received the written opinion of Hambrecht & Quist LLC, financial advisor to Parent, dated as of the date of this Agreement, to the effect that the Exchange Ratio is fair to Parent from a financial point of view. Parent has furnished an accurate and complete copy of said written opinion to the Company.

     3.26   FULL DISCLOSURE.

            (a) This Agreement (including the Parent Disclosure Schedule) does not, and the certificate referred to in Section 8.5(b) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

            (b) None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the S-4 Registration Statement to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger will, at the time the S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus to be filed with the SEC as part of the S-4 Registration Statement, will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Parent, at the time of the Parent Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy


                                       37.

Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

     3.27 FINANCIAL ADVISOR. Except for Hambrecht & Quist LLC, no broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Parent has disclosed to the Company the fees, commissions and other payments which will be paid by Parent to Hambrecht & Quist LLC if the Merger is consummated. Parent furnished to the Company accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements relating to the engagement of Hambrecht & Quist LLC.

     3.28 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activity and has conducted its operations only as contemplated hereby.

SECTION 4.  CERTAIN COVENANTS OF THE COMPANY.

     4.1 OPERATION OF THE COMPANY'S BUSINESS. During the period from the date of this Agreement through the Effective Time (the "PRE-CLOSING PERIOD"), the Company shall not (without the prior written consent of Parent), except as contemplated by this Agreement:

               (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

               (ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security except as set forth on Part 4.1(ii) of the Company Disclosure Schedule, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue Company Common Stock upon the valid exercise of Company Options and pursuant to Company Plans;

               (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract, except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent;

               (iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

               (v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

                                       38.

               (vi) make any capital expenditure (except that the Company may make capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $25,000 with respect to any single capital expenditure or $100,000 in the aggregate);

               (vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Material Contract, or amend or prematurely terminate, or waive or exercise any material right or remedy (including any right to repurchase shares of Company Common Stock) under, any Company Material Contract;

               (viii) acquire, lease or license any material right or other asset from any other Person or sell or otherwise dispose of, or lease or license or encumber, any material right or other asset to any other Person (except in each case for material rights or assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right or otherwise extend the term of any agreement with respect to, amend or modify in any material respect any material rights, including rights to material Proprietary Assets of the Company, or enter into assignments of future rights, including rights to material Proprietary Assets of the Company, other than non-exclusive licenses and distribution rights in the ordinary course of business consistent with past practices;

               (ix) incur any indebtedness for borrowed money (other than (i) in connection with the financing of ordinary trade payables; (ii) pursuant to existing credit facilities; (iii) in connection with leasing activities in the ordinary course of business; or (iv) for tax planning purposes in the ordinary course of business) or guarantee any indebtedness of any Person for borrowed money, or issue or sell any debt securities or warrants or right to acquire debt securities of the Company or guarantee any debt securities of others.

               (x) establish, adopt or amend any employee benefit plan, pay any bonus except in accordance with the terms of existing Company Plans or pursuant to commitments made prior to the date of this Agreement, or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, except for normal periodic increases in wages and salaries made in the ordinary course of business and consistent with past practices;

               (xi) grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan;

               (xii) hire any new employee having an annual salary in excess of $120,000 or as an officer of the Company or engage any consultant or independent contractor for a period exceeding sixty (60) days;

                                       39.

               (xiii) change the status, title or responsibilities, including without limitation, termination or promotion, of any officer of the Company or promote any employee to an officer position in the Company;

               (xiv) change any of its methods of accounting or accounting practices in any respect;

               (xv)      make any election with respect to Taxes;

               (xvi)     commence or settle any Legal Proceeding;

               (xvii) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices;

               (xviii)   enter into any agreement requiring the consent or
approval of any third party with respect to the Merger; or

               (xix) agree or commit to take any of the actions described in clauses "(i)" through "(xviii)" of this Section 4.1.

     4.2    NO SOLICITATION.

            (a) From the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Section 9, the Company shall not directly or indirectly, and shall not authorize or permit any subsidiary of the Company or any Representative of the Company directly or indirectly to, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding the Company to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; PROVIDED, HOWEVER, that prior to the approval of this Agreement by the Required Company Stockholder Vote, this
Section 4.2(a) shall not prohibit the Company from (A) furnishing nonpublic information regarding the Company to, or entering into discussions with, any Person in response to a Superior Offer submitted by such Person (and not withdrawn) if (1) neither the Company nor any Representative of the Company shall have violated any of the restrictions set forth in this Section 4.2,
(2) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement that is at least as restrictive as the Confidentiality Agreement (as hereinafter defined) with respect to the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company, and (4) prior to furnishing any such nonpublic information to such Person, the Company furnishes such


                                       40.

nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent) or (B) taking and disclosing to its stockholders a position contemplated by Rules 14(d)(9) and 14e-2(a) promulgated under the Exchange Act. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of the Company, whether or not such Representative is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this Section 4.2 by the Company. In addition to the foregoing, the Company shall (i) provide Parent with at least twenty-four (24) hours prior notice of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider a Superior Offer and (ii) not recommend a Superior Offer to its stockholders for a period of not less than the greater of two (2) business days or forty-eight
(48) hours after Parent's receipt of a copy of such Superior Offer (pursuant to Section 4.2(b) below).

            (b) The Company shall promptly advise Parent orally and in writing of any Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal and any modification or proposed modification thereto.

            (c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

     4.3 CONVERSION OF SERIES B PREFERRED STOCK. The Company shall take all actions necessary to effect the conversion of all of the outstanding Series B Preferred Stock into shares of Company Common Stock in accordance with its certificate of incorporation no later than twenty (20) days after the date of this Agreement.

SECTION 5.  CERTAIN COVENANTS OF PARENT.

     5.1 OPERATION OF THE PARENT'S BUSINESS. During the Pre-Closing Period, Parent shall not (without the prior written consent of the Company)
(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock, (ii) repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities, (iii) sell, issue, grant or authorize the issuance or grant of
(A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security except as set forth on
Part 5.1(iii) of the Parent Disclosure Schedule or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that Parent may issue Parent Common Stock upon the valid exercise of Parent Options outstanding as of the date of this Agreement), (iv) amend or permit the adoption of any amendments to its certificate of incorporation or bylaws or other charter or organizational documents or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization of shares, stock split, reverse stock split or similar transaction, (v) incur any indebtedness for borrowed money (other than (A) in connection with the financing of ordinary trade payables; (B) pursuant to existing credit facilities; (C) in connection with leasing activities in the ordinary course of business; or (D) for tax planning purposes in the ordinary course of business) in excess of $5,000,000, (vi) acquire, lease or license any material right or other asset from any other Person


                                       41.

or sell or otherwise dispose of, or lease or license or encumber any material right or other asset to any other Person (except in each case for material rights or assets acquired, leased, licensed or disposed of by Parent in the ordinary course of business and consistent with past practices), or waive or relinquish any material right or otherwise extend the term of any agreement with respect to, amend or modify in any material respect any material rights, including rights to material Proprietary Assets of Parent, or enter into assignments of future rights, including rights to material Proprietary Assets of Parent, other than non-exclusive licenses and distribution rights in the ordinary course of business consistent with past practice, or (vii) agree or commit to take any of the actions described in clauses "(i)" through "(vi)" of this Section 5.1.

SECTION 6.  ADDITIONAL COVENANTS OF THE PARTIES.

     6.1    REGISTRATION STATEMENT; JOINT PROXY STATEMENT/PROSPECTUS.

            (a) As promptly as practicable after the date of this Agreement, the Company and Parent shall prepare and cause to be filed with the SEC the S-4 Registration Statement, together with the Joint Proxy Statement/Prospectus and any other documents required by the Securities Act, the Exchange Act or any other Federal, foreign or Blue Sky or related laws in connection with the Merger and the transactions contemplated by this Agreement ("OTHER FILINGS"). Each of Parent and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the S-4 Registration Statement, the Joint Proxy Statement/Prospectus or any Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the S-4 Registration Statement, the Joint Proxy Statement/Prospectus, any Other Filings or the Merger. Each of Parent and the Company shall use all reasonable efforts to cause the S-4 Registration Statement (including the Joint Proxy Statement/Prospectus) and any Other Filings to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Parent will use all reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent's stockholders and the Company will use all reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company's stockholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Company and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.1. If any event relating to the Company occurs, or if the Company becomes aware of any information, that should be set forth in an amendment or supplement to the S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company and the stockholders of Parent.

            (b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger


                                       42.

will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders' Meeting; PROVIDED, HOWEVER, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

     6.2    COMPANY STOCKHOLDERS' MEETING.

            (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and hold a meeting of the holders of Company Common Stock (the "COMPANY STOCKHOLDERS' MEETING") to consider, act upon and vote upon the adoption of this Agreement and approval of the Merger. The Company Stockholders' Meeting will be held as promptly as practicable and in any event within forty-five (45) days after the S-4 Registration Statement is declared effective under the Securities Act; PROVIDED, HOWEVER, that notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Company Stockholders' Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders' Meeting are solicited, in compliance with all applicable Legal Requirements; PROVIDED, HOWEVER that the Company shall not be obligated to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 6.2(a) if in accordance with Section 6.2(c) the Board of Directors of the Company withdraws, amends or modifies its unanimous recommendation in favor of the Merger and accepts or recommends to the stockholders of the Company a Superior Offer.

            (b) Subject to Section 6.2(c): (i) the Board of Directors of the Company shall unanimously recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of the Company that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

            (c) Nothing in Section 6.2(b) shall prevent the Board of Directors of the Company from withdrawing, amending or modifying its unanimous recommendation in favor of


                                       43.

the Merger if (i) a Superior Offer is made to the Company and is not withdrawn, (ii) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in Section 4.2, and (iii) the Board of Directors of the Company concludes in good faith, after consulting with its outside counsel, that, in light of such Superior Offer, the withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law.

     6.3    PARENT STOCKHOLDERS' MEETING.

            (a) Parent shall take all action necessary to call, give notice of, convene and hold a meeting of the holders of Parent Common Stock to consider and vote upon the issuance of Parent Common Stock in the Merger (the "PARENT STOCKHOLDERS' MEETING"). The Parent Stockholders' Meeting will be held as promptly as practicable and in any event within forty-five (45) days after the S-4 Registration Statement is declared effective under the Securities Act; PROVIDED, HOWEVER, that notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Parent's stockholders in advance of a vote on the issuance of Parent Common Stock in the Merger or, if as of the time for which the Parent Stockholders' Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders' Meeting.
Parent shall ensure that the Parent Stockholders' Meeting is called, noticed, convened, held and coordinated, and that all proxies submitted in connection with the Parent Stockholders' Meeting are solicited, in compliance with all applicable Legal Requirements.

            (b) Subject to Section 6.3(c): (i) The Board of Directors of Parent shall unanimously recommend that Parent's stockholders vote in favor of the issuance of Parent Common Stock in the Merger; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Parent has unanimously recommended that Parent's stockholders vote in favor of the issuance of Parent Common Stock in the Merger; and (iii) neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to the Company, the unanimous recommendation of the Board of Directors of Parent that Parent's stockholders vote in favor of the issuance of Parent Common Stock in the Merger. For purposes of this Agreement, said recommendation of Parent's Board of Directors shall be deemed to have been modified in a manner adverse to the Company if said recommendation shall no longer be unanimous.

            (c) Nothing in Section 6.3(b) shall prevent the Board of Directors of Parent from withdrawing, amending or modifying its unanimous recommendation in favor of the issuance of Parent Common Stock in the Merger if the Board of Directors of Parent concludes in good faith, based upon the advice of its outside counsel, that the withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Parent to comply with its fiduciary obligations to Parent's stockholders under applicable law.


                                       44.

     6.4 REGULATORY APPROVALS. The Company and Parent shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from any Governmental Body (including any state attorney general) in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding, and (3) promptly inform the other party of any communication to or from any Governmental Body regarding the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or any other federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent agrees to permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

     6.5    STOCK OPTIONS.

           (a) At the Effective Time, all rights with respect to Company Common Stock under each Company Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the stock option agreement by which it is evidenced as same may be amended or modified by the Company's employment agreements and severance agreements, plans and arrangements. From and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share (with cash, less the applicable exercise price, being payable for any fraction of a share), (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Exchange Ratio and rounding up to the nearest cent and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option as may have been amended or modified by the Company's employment agreements and severance agreements, plans and arrangements shall otherwise remain unchanged; PROVIDED, HOWEVER, that each Company Option assumed by Parent in accordance with this Section 6.5(a) shall, in accordance with its terms, be subject to further adjustment as

                                   45.

appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time.

            (b)  Notwithstanding anything to the contrary contained in this
Section 6.5, in lieu of assuming outstanding Company Options in accordance with Section 6.5(a), Parent may, at its election, cause such outstanding Company Options to be replaced by issuing reasonably equivalent replacement stock options in substitution therefor; provided however, that such replacement options shall in any event comply with the provisions of the second sentence of Section 6.5(a).

            (c) The Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this Section 6.5 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 6.5.

     6.6 FORM S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options as soon as reasonably practical (and in any event within sixty (60) days) after the Effective Time.

     6.7    INDEMNIFICATION OF OFFICERS AND DIRECTORS.

            (a) All rights to indemnification existing in favor of the current directors and officers of the Company for acts and omissions occurring prior to the Effective Time, as provided in the Company's bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said officers and directors (as in effect as of the date of this Agreement), shall survive the Merger and shall be observed by the Surviving Corporation for a period of not less than six (6) years from the Effective Time.

            (b) From the Effective Time until the third anniversary of the date on which the Merger becomes effective, the Surviving Corporation shall maintain in effect, for the benefit of the current directors and officers of the Company with respect to acts or omissions occurring prior to the Effective Time, the lesser of (i) the existing amount of coverage of the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement (the "EXISTING POLICY") and (ii) the amount of coverage purchased by 150% of the amount of the last annual premium paid by the Company prior to the date of this Agreement for the Existing Policy; PROVIDED, HOWEVER, that the Surviving Corporation may substitute for the Existing Policy a policy or policies of comparable coverage.

            (c) In the event that Parent (i) causes the Surviving Corporation to consolidate with or merge into any other Person and the Surviving Corporation is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) causes the Surviving Corporation to transfer or convey all or substantially all of Surviving Corporation's properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.7, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.7 and none of the actions described in clause (i) or (ii) shall be taken until such provision is made.

                              46.

     6.8 TAX FREE REORGANIZATION. Each of the Company and Parent agrees not to take any action either prior to or after the Effective Time that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.

     6.9    ADDITIONAL AGREEMENTS.

            (a) Subject to Section 6.9(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 6.9(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger.

            (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose or cause any of its subsidiaries to dispose of any assets, or to commit to cause the Company to dispose of any assets; (ii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any Person, any technology or other Proprietary Asset, or to commit to cause the Company to license or otherwise make available to any Person any technology or other Proprietary Asset; (iii) to hold separate any assets or operations (either before or after the Closing
Date), or to commit to cause the Company to hold separate any assets or operations; or (iv) to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of the Company.

     6.10 CONFIDENTIALITY. The parties acknowledge that the Company and Parent have previously executed a Mutual Confidential Disclosure Agreement, dated as of September 17, 1998 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement, excluding Section 7 thereof, will continue in full force and effect in accordance with its terms.

     6.11 DISCLOSURE. Parent and the Company have agreed to the text of a joint press release announcing the signing of this Agreement and shall consult with each other before issuing any other press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor the Company shall, and neither shall permit any of its Representatives to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless
(a) the other party shall have approved such disclosure or (b) the disclosing party shall have been advised by its outside legal counsel that such disclosure is required by applicable law.

     6.12   TAX MATTERS.

            (a) At or prior to the filing of the S-4 Registration Statement, Parent and Merger Sub and the Company shall execute and deliver to Cooley Godward LLP and to Heller

                                  47.

Ehrman White & McAuliffe LLP tax representation letters in the forms attached as Exhibit C-1 and C-2, as applicable;

            (b) Parent, Merger Sub and the Company shall each confirm to Cooley Godward LLP and to Heller Ehrman White & McAuliffe LLP the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to Section 6.12(a);

            (c) Parent, Merger Sub and the Company shall use all reasonable efforts to cause the Merger to qualify as a tax free reorganization under
Section 368(a)(1) of the Code; and

            (d) Following delivery of the tax representation letters pursuant to Section 6.12(a), each of Parent and the Company shall use its reasonable efforts to cause Cooley Godward LLP and Heller Ehrman White & McAuliffe LLP, respectively, to deliver promptly to it a legal opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters delivered pursuant to
Section 6.12(a).

     6.13 RESIGNATION OF OFFICERS AND DIRECTORS. The Company shall use all reasonable efforts to obtain and deliver to Parent prior to the Closing the resignation of each officer and director of the Company.

     6.14 NASDAQ LISTING. Parent shall use all reasonable efforts to have the shares of Parent Common Stock issuable to the stockholders of the Company pursuant to the Agreement and such other shares required to be reserved for issuance in connection with the Merger authorized for listing on Nasdaq upon official notice of issuance.

     6.15 FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

     6.16 PARENT BOARD OF DIRECTORS. On or prior to the Closing Date, Parent shall take all actions necessary to nominate and appoint (i) Arthur M. Pappas to Class I of its Board of Directors to serve until the annual meeting of stockholders to be held in 2001; (ii) Stanley T. Crooke to Class II of its Board of Directors to serve until the annual meeting of stockholders to be held in 1999; and (iii) Bert W. O'Malley to Class III of its Board of Directors to serve until the annual meeting of stockholders to be held in 2000.

     6.17 ACCESS AND INVESTIGATION. During the Pre-Closing Period, the Company and Parent shall, and shall cause their respective Representatives to: (a) provide the Company and Parent and the Company's and Parent's Representatives with reasonable access to the other party's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company and Parent; and (b) provide Company and Parent and Company's and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the other party, and with such additional financial, operating and other data and information regarding the other party, as such party may reasonably request. Without limiting

                               48.

the generality of the foregoing, during the Pre-Closing Period, the Company and Parent shall promptly provide the other party with copies of:

            (a) any written materials or communications sent by or on behalf of the other party to its stockholders;

            (b) any material notice, document or other communication sent by or on its behalf to any party to any Company Material Contract or Parent Material Contract, respectively, or sent to the Company or Parent by any party to any Company Material Contract or Parent Material Contract, respectively, (other than any communication that relates solely to commercial transactions between the Company or Parent and the other party to any such Company Material Contract or Parent Material Contract, respectively, and that is of the type sent in the ordinary course of business and consistent with past practices);

            (c) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other transactions contemplated by this Agreement; and

            (d) any material notice, report or other document received by either the Company or Parent from any Governmental Body.

     6.18   OPERATION OF BUSINESS.

            (a) During the Pre-Closing Period: (i) both the Company and Parent shall ensure that each of the Company and Parent, respectively, conducts its business and operations (A) in the ordinary course of business and in accordance with past practices and (B) in compliance with all applicable Legal Requirements and the requirements of all Company Material Contracts and Parent Material Contracts, respectively; (ii) each of the Company and Parent shall use all reasonable efforts to ensure that each of the Company and Parent preserves intact its respective business organization, keeps available the services of its respective officers and employees and maintains its respective relations and goodwill with all suppliers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with it; (iii) the Company and Parent, respectively, shall keep in full force all insurance policies referred to in Sections 2.18 and 3.18, respectively, or replace such policies that terminate with comparable policies; (iv) the Company and Parent shall provide all notices, assurances and support required by any Company Contract or Parent Contract, respectively, relating to any Proprietary Asset in order to ensure that no condition under such Company Contract or Parent Contract, respectively, occurs which could result in, or could increase the likelihood of, any transfer or disclosure by the Company or Parent, respectively, of any Proprietary Asset; and (v) each of the Company and Parent shall (to the extent requested by the other party) cause its officers to report regularly to the other party concerning the status of the other party's business.

            (b) During the Pre-Closing Period, each of the Company and Parent shall promptly notify the other party in writing of: (i) the discovery by the Company or Parent, respectively, of any circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company or Parent, respectively, in this Agreement; (ii) any event, condition, fact

                                  49.

or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company or Parent, respectively, in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any event, condition, fact or circumstance hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or Parent Disclosure Schedule, respectively; (iv) any material breach of any covenant or obligation of the Company or Parent, respectively; and (v) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Company or Parent, respectively. No notification given to the Company or Parent, respectively, pursuant to this Section 6.18(b) shall limit or otherwise affect any representations, warranties, covenants or obligations of the Company or Parent, respectively, contained in this Agreement.

              (c) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 6.18(b) requires any change in the Company Disclosure Schedule or Parent Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming that the Company Disclosure Schedule or Parent Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company or Parent, respectively, shall deliver to the other party an update to the Company Disclosure Schedule or Parent Disclosure Schedule, respectively, at least three (3) days prior to the Effective Time, specifying such change. No such update shall be deemed to supplement or amend the Company Disclosure Schedule or Parent Disclosure Schedule, respectively, for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or Parent, respectively, in this Agreement, or (ii) determining whether any of the conditions set forth in Section 7 or Section 8 has been satisfied.

     6.19 FINANCIAL STATEMENTS. All financial statements (including any related notes) contained in Company SEC Documents and Parent SEC Documents filed after the date hereof shall meet the conditions set forth in (i), (ii) and (iii) of Sections 2.4(b) or 3.4(b), respectively.

SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB.

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, and upon consummation of the Closing, all conditions herein shall be deemed satisfied and any liability for failure to satisfy any condition herein shall be precluded:

     7.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of the Company contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date, as if made on and as of the Closing Date, except representations and warranties that refer specifically

                                   50.

to "the date of this Agreement" or a specific date prior to the date of this Agreement, and except that any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to such inaccuracies (individually and collectively) do not constitute a Material Adverse Effect on the Company (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" or other materiality qualifications and (ii) any update or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

     7.2 PERFORMANCE OF COVENANTS. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     7.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the S-4 Registration Statement.

     7.4 STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been duly approved by the Required Company Stockholder Vote, and the issuance of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote.

     7.5 CONSENTS. The Consents identified in Part 2.24(d) of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect.

     7.6 AGREEMENTS AND DOCUMENTS. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

            (a) the statement referred to in Section 6.15(a), executed by the Company;

            (b) a legal opinion of Cooley Godward LLP, dated as of the Closing Date and addressed to Parent in a form substantially similar to the opinion delivered pursuant to Section 8.5(a), to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Cooley Godward LLP may rely upon the tax representation letters referred to in Section 6.12);

            (c) a certificate executed on behalf of the Company by an executive officer of the Company confirming that the conditions set forth in Sections 7.1, 7.2, 7.4 (with respect to the Company only), 7.5, 7.7, 7.8, 7.10 (with respect to the Company only), 7.11 (with respect to the Company only) and 7.12 have been duly satisfied; and

            (d) the written resignations of all officers and directors of the Company, effective as of the Effective Time.

     7.7 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, assets, liabilities, financial condition or results of operations performance of the Company since the date of this Agreement.

                                     51.

     7.8 FIRPTA COMPLIANCE. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 6.15(b).

     7.9 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq, subject to notice of issuance.

     7.10 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries any damages that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would materially and adversely affect the right of Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Company.

     7.11 NO OTHER LITIGATION. There shall not be pending any Legal Proceeding in which there is a reasonable possibility of an outcome that would have a Material Adverse Effect on the Company or on Parent: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries any damages that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would affect adversely the right of Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Company.

     7.12 CONVERSION OF SERIES B PREFERRED STOCK. All outstanding shares of Series B Preferred Stock shall be converted into Company Common Stock in accordance with the provisions of Section 4.3 and the Company's certificate of incorporation.

SECTION 8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.

     The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions, and upon consummation of the Closing, all conditions herein shall be deemed satisfied and any liability for failure to satisfy any condition herein shall be precluded:

     8.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date, except representations and warranties that refer specifically to "the date of this Agreement" or a specific date prior to the date of this Agreement, and except that any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to such inaccuracies (individually and collectively) do not constitute a Material Adverse Effect on Parent

                                    52.

(it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" or other materiality qualifications and (ii) any update or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

     8.2 PERFORMANCE OF COVENANTS. Each covenant and obligation that the Parent are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     8.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the S-4 Registration Statement.

     8.4 STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been duly approved by the Required Company Stockholder Vote, and the issuance of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote.

     8.5 DOCUMENTS. The Company shall have received the following documents:

            (a) a legal opinion of Heller Ehrman White & McAuliffe LLP, dated as of the Closing Date and addressed to the Company in a form substantially similar to the opinion delivered pursuant to Section 7.6(b), to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Heller Ehrman White & McAuliffe LLP may rely upon tax representation letters including those referred to in Section 6.12);

            (b) a certificate executed on behalf of Parent by its Chief Executive Officer, confirming that conditions set forth in Sections 8.1, 8.2, 8.3, 8.4 (with respect to Parent only), 8.6, 8.7, 8.8 (with respect to Parent only), 8.9 (with respect to Parent only) and 8.10 have been duly satisfied.

     8.6 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in Parent's business, assets, liabilities, financial condition or results of operations since the date of this Agreement (it being understood that a decline in the price of Parent Common Stock shall not constitute, in and of itself, a material adverse change).

     8.7 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq, subject to notice of issuance.

     8.8 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from the Company any damages that may be material to the Company; or (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would materially and adversely affect the right of

                                  53.

Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Company.

     8.9 NO OTHER LITIGATION. There shall not be pending any Legal Proceeding in which there is a reasonable possibility of an outcome that would have a Material Adverse Effect on Parent or on the Company: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from the Company or any of its subsidiaries any damages that may be material to the Company; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would affect adversely the right of Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Company.

     8.10 DIRECTORS. Parent shall have taken all actions necessary to cause the number of authorized directors to be nine and Board of Directors of Parent to include Drs. Pappas, Crooke and O'Malley in accordance with the procedures set forth in Section 6.16.

SECTION 9.  TERMINATION.

     9.1 TERMINATION. This Agreement may be terminated prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company:

            (a)  by mutual written consent of the Parent and the Company;

            (b) by either Parent or the Company if the Merger shall not have been consummated by February 28, 1999 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

            (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

            (d) by either Parent or the Company if (i) the Company Stockholders' Meeting shall have been held (either on the date for which such Meeting was originally scheduled or pursuant to any permissible adjournment or postponement) and (ii) this Agreement and the Merger shall not have been adopted and approved at such meeting by the Required Company Stockholder Vote (PROVIDED that the right to terminate this Agreement under this Section 9.1(d) shall not be available to the Company where the failure to obtain Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement);

            (e) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the Required Company Stockholder Vote) if a Triggering Event shall have occurred;


                                       54.

            (f) by the Company if in accordance with Section 6.2(c) hereof the Board of Directors of the Company withdraws, amends or modifies its unanimous recommendation in favor of the Merger and accepts or recommends to the Stockholders of the Company a Superior Offer.

            (g) by either Parent or Company if (i) the Parent Stockholders' Meeting shall have been held (either on the date for which such Meeting was originally scheduled or pursuant to any permissible adjournment or postponement) and (ii) issuance of the Parent Common Stock in the Merger shall not have been approved at such meeting by the Required Parent Stockholder Vote (provided that the right to terminate this Agreement under this Section 9.1(g) shall not be available to Parent where the failure to obtain Parent stockholder approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement);

            (h) by Parent if any of the Company's representations and warranties contained in this Agreement shall be or shall have become materially inaccurate, or if any of the Company's covenants contained in this Agreement shall have been breached in any material respect and such inaccuracy or breach (individually and collectively) will cause a Material Adverse Effect on the Company; PROVIDED, HOWEVER, that if an inaccuracy in the Company's representations and warranties or a breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 9.1(h) on account of such inaccuracy or breach; or

            (i) by the Company if any of Parent's representations and warranties contained in this Agreement shall be or shall have become materially inaccurate, or if any of Parent's covenants contained in this Agreement shall have been breached in any material respect and such inaccuracy or breach (individually and collectively) will cause a Material Adverse Effect on Parent; PROVIDED, HOWEVER, that if an inaccuracy in Parent's representations and warranties or a breach of a covenant by Parent is curable by Parent and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 9.1(i) on account of such inaccuracy or breach.

     9.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; PROVIDED, HOWEVER, that (i) this Section 9.2, Section 9.3 and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement and (iii) no termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     9.3    EXPENSES; TERMINATION FEES.

            (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be


                                       55.

paid by the party incurring such expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the printing and filing of the S-4 Registration Statement and the Joint Proxy Statement/Prospectus and any amendments or supplements thereto.

            (b)  If this Agreement is terminated by Parent pursuant to
Section 9.1(e), then the Company shall pay to Parent, in cash, a nonrefundable fee equal to one million four hundred thousand dollars ($1,400,000) (the "TERMINATION FEE") in cash within three (3) business days of such termination.

            (c) If this Agreement is terminated by Company or Parent pursuant to Section 9.1(d) and an Acquisition Transaction is publicly announced at any time within six (6) months after the date of termination and consummated within twelve (12) months after the date of termination, the Company shall pay to Parent a nonrefundable fee equal to three percent (3%) of the aggregate consideration received by the Company in such Acquisition Transaction contemporaneously with the consummation of such Acquisition Transaction.

            (d)  If this Agreement is terminated by the Company pursuant to
Section 9.1(f), then the Company shall pay to Parent the Termination Fee contemporaneously with the written notice of termination.

SECTION 10. MISCELLANEOUS PROVISIONS.

     10.1 AMENDMENT. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after approval of this Agreement and the Merger by the stockholders of the Company; and whether before or after approval of the issuance of Parent Common Stock in the Merger by Parent's stockholders); PROVIDED, HOWEVER, that (i) after any such approval of this Agreement and the Merger by the Company's stockholders, no amendment shall be made which by law or NASD regulation requires further approval of the stockholders of the Company without the further approval of such stockholders, and (ii) after any such approval of the issuance of Parent Company Stock in the Merger by Parent's stockholders, no amendment shall be made which by law or NASD regulation requires further approval of Parent's stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     10.2   WAIVER.

            (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of


                                       56.

such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     10.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement or in any certificate (except as provided in the Tax Representation Letters attached as Exhibits C-1 and C-2 hereto) delivered pursuant to this Agreement shall survive the Merger.

     10.4 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     10.5 APPLICABLE LAW; JURISDICTION. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably and unconditionally consent in the State of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the law, no party shall object to the removal of such action to any federal court located in the State of California; (c) each of the parties irrevocably waivers the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with
Section 10.9.

     10.6 DISCLOSURE SCHEDULE. Each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Sections 2 and 3, respectively, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2 or 3, respectively, and shall not be deemed to relate to or to qualify any other representation or warranty.

     10.7 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     10.8 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that neither this Agreement nor any of the other party's rights hereunder may be assigned by any party without the prior written consent of the other party, and


                                       57.

any attempted assignment of this Agreement or any of such rights by a party without such consent shall be void and of no effect. Except as set forth in
Section 6.7 with respect to the current directors and officers of the Company, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     10.9 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

            if to Parent:          Megabios Corp.
                                   863A Mitten Road
                                   Burlingame, CA 94010
                                   Attn:  Benjamin F. McGraw III, Pharm.D.
                                   Facsimile:  (650) 652-1990

            with a copy to:        Cooley Godward LLP
                                   Five Palo Alto Square
                                   3000 El Camino Real
                                   Palo Alto, CA  94306-2155
                                   Attn:  Patrick A. Pohlen
                                   Facsimile:  (650) 849-7400

            if to Merger Sub:      Montana Acquisition Sub, Inc.
                                   863A Mitten Road
                                   Burlingame, CA 94010
                                   Attn:  Benjamin F. McGraw III, Pharm.D.
                                   Facsimile:  (650) 652-1990

            if to the Company:     GeneMedicine, Inc.
                                   8301 New Trails Drive
                                   The Woodlands, TX 77381-4248
                                   Attn:  Eric Tomlinson
                                   Facsimile:  (281) 419-0795

            with a copy to:        Heller Ehrman White & McAuliffe
                                   525 University Avenue
                                   Palo Alto, CA 94301
                                   Attn:  Stephen C. Ferruolo
                                   Facsimile:  (650) 324-0638

     10.10  COOPERATION.   The Company agrees to cooperate fully with Parent
and to execute and deliver such further documents, certificates, agreements and instruments and to take such


                                       58.

other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

     10.11  CONSTRUCTION.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

            (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.


                                       59.

     IN WITNESS WHEREOF, the parties have caused this AGREEMENT AND PLAN OF MERGER AND REORGANIZATION to be executed as of the date first above written.

                                   MEGABIOS CORP.


                                   By: /s/ Benjamin F. McGraw, III
                                       ------------------------------------
                                   Printed Name: Benjamin F. McGraw, III
                                                 --------------------------
                                   Title: Chairman, President & CEO
                                          ---------------------------------



                                   MONTANA ACQUISITION SUB, INC.


                                   By: /s/ Benjamin F. McGraw, III
                                       ------------------------------------
                                   Printed Name: Benjamin F. McGraw, III
                                                 --------------------------
                                   Title: Chairman, President & CEO
                                          ---------------------------------



                                   GENEMEDICINE, INC.


                                   By: /s/ Eric Tomlinson
                                       ------------------------------------
                                   Printed Name: Eric Tomlinson
                                                 --------------------------
                                   Title: Vice Chairman, Board of Directors
                                          ---------------------------------



                   AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                                    SIGNATURE PAGE
                                    EXECUTION COPY

                                   EXHIBIT INDEX

Exhibit A. . . . . . .Certain Definitions

Exhibit B-1. . . . . .Form of Surviving Corporation Certificate of Incorporation

Exhibit B-2. . . . . .Form of Surviving Corporation Bylaws

Exhibit C-1. . . . . .Form of Tax Representation Letter to be delivered by Parent and
                      Merger Sub

Exhibit C-2. . . . . .Form of Tax Representation Letter to be delivered by Company



                                     EXHIBIT A

                                CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     ACQUISITION PROPOSAL. "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent) contemplating or otherwise relating to any Acquisition Transaction.

     ACQUISITION TRANSACTION. "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions involving:

     (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires the Company or more than fifty percent (50%) of the Company's business or directly or indirectly acquires beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of the Company, or (iii) in which the Company issues securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of the Company;

     (b) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of the Company; or

     (c)    any liquidation or dissolution of the Company.

     AGREEMENT. "AGREEMENT" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

     COMPANY COMMON STOCK. "COMPANY COMMON STOCK" shall mean the Common Stock, $.001 par value per share, of the Company.

     COMPANY CONTRACT. "COMPANY CONTRACT" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

     COMPANY PROPRIETARY ASSET. "COMPANY PROPRIETARY ASSET" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

     CONSENT. "CONSENT" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental
Authorization).


                                       A-1.

     CONTRACT. "CONTRACT" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     ENCUMBRANCE. "ENCUMBRANCE" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "ENTITY" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     ENVIRONMENTAL LAW. "ENVIRONMENTAL LAW" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

     EXCHANGE ACT. "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

     GOVERNMENTAL AUTHORIZATION. "GOVERNMENTAL AUTHORIZATION" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY. "GOVERNMENTAL BODY" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     LEGAL PROCEEDING. "LEGAL PROCEEDING" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought,


                                      A-2.

conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     LEGAL REQUIREMENT. "LEGAL REQUIREMENT" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     MATERIAL ADVERSE EFFECT. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Company if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on (i) the business, assets, liabilities, financial condition or results of operations of the Company taken as a whole,
(ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on (i) the business, assets, liabilities, financial condition or results of operations of Parent and its subsidiaries taken as a whole, (ii) the ability of Parent to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

     MATERIALS OF ENVIRONMENTAL CONCERN. "MATERIALS OF ENVIRONMENTAL CONCERN" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance regulated by any Environmental Law.

     NASDAQ.  "NASDAQ" shall mean the Nasdaq National Market.

     PARENT COMMON STOCK. "PARENT COMMON STOCK" shall mean the Common Stock, $.001 par value per share, of Parent.

     PARENT CONTRACT. "PARENT CONTRACT" shall mean any Contract: (a) to which Parent is a party; (b) by which Parent or any asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation; or (c) under which Parent has or may acquire any right or interest.


                                      A-3.

     PARENT PROPRIETARY ASSET. "PARENT PROPRIETARY ASSET" shall mean any Proprietary Asset owned by or licensed to Parent or otherwise used by Parent.

     PERSON.  "PERSON" shall mean any individual, Entity or Governmental Body.

     PERMITTED ENCUMBRANCES. "PERMITTED ENCUMBRANCES" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable which are not in excess of $50,000 in the aggregate; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exception, reciprocal easement agreements and other customary Encumbrances on title to real property that (i) were not incurred in connection with any indebtedness,
(ii) do not render title to the property encumbered thereby unmarketable and
(iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes.

     PROPRIETARY ASSET. "PROPRIETARY ASSET" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program (in source and executable form), algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset in any jurisdiction in the world; or (b) right to use or exploit any of the foregoing in any jurisdiction in the world.

     REPRESENTATIVES. "REPRESENTATIVES" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     RIGHTS AGREEMENT. "RIGHTS AGREEMENT" shall mean the Rights Agreement by and between the Company and American Stock Transfer & Trust Company dated as of January 16, 1996, as amended January 31, 1998 (or similar plan commonly referred to as a "poison pill").

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

     SECURITIES ACT. "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

     SUBSIDIARY. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity's Board of Directors or other governing body.


                                      A-4.

     SUPERIOR OFFER. "SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) the purchase of more than 50% of the outstanding shares of Company Common Stock or (ii) a sale or other disposition by the Company of all or substantially all of its assets, on terms that the Board of Directors of the Company determines, in its reasonable judgment, after consultation with its financial advisor, to be more favorable to the Company's stockholders than the terms of the Merger; PROVIDED, HOWEVER, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed or is not likely to be obtained by such third party on a timely basis.

     TAX. "TAX" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, AD VALOREM tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     TAX RETURN. "TAX RETURN" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     TRIGGERING EVENT. A "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of the Company shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger;
(ii) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the unanimous recommendation of the Board of Directors of the Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of the Company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within five (5) business days after the Parent request in writing that such recommendation be reaffirmed;
(iv) the Board of Directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (vi) the Company shall have failed to hold the Company Stockholders' Meeting as promptly as practicable and in any event within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act; (vii) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within five (5) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (viii) an Acquisition Proposal is publicly announced, and the Company (A) fails to issue a press release announcing its opposition to such Acquisition Proposal within five business days after such Acquisition Proposal is announced or


                                      A-5.

(B) otherwise fails to actively oppose such Acquisition Proposal; or (ix) the Company shall have breached in any material respect any of its obligations under
Section 4.2 of the Agreement.


                                      A-6.